SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 1, 2006 (February 24, 2006)

United Retail Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	00019774	51-0303670
(State or other	(Commission	(IRS Employer
jurisdiction of	File Number)	Identification No.)

incorporation)

365 West Passaic Street, Rochelle Park, NJ	07662
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code: (201) 845-0880

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry Into A Material Definitive Agreement.

(a) Incentive Compensation Plan

The Incentive Compensation Plan of United Retail Group, Inc. (the “Company”) is a program with a long history that provides a group of key executives of the Company and its subsidiaries with an opportunity in each six-month season to earn extra cash remuneration based on attainment of targets for improvements in the operating profit and loss (“P&L”) either of the Company on a consolidated basis or of the discrete business activity in which the participant is principally engaged.

Participants in the Incentive Compensation Plan include all five executive officers of the Company named in the Company’s 2005 Proxy Statement and expected to be named in the Company’s 2006 Proxy Statement (such five officers are listed below and are referred to as the “Named Executive Officers”) and all officers of the Company’s subsidiaries.

Each participant has been assigned an individual participation percentage based, among other things, on the participant’s responsibilities and past performance. In addition, seasonal operating P&L targets for the current season for the Company on a consolidated basis and for certain discrete business activities have been established. The P&L targets have been assigned percentages ranging from 20% for the lowest acceptable amount of operating P&L to 200% at and above the highest amount. (The targets assigned 100% are referred to as “Median Targets.”) There is no payout if the target assigned 20% is missed. Each participant is given P&L targets either for the Company on a consolidated basis or for a discrete business activity.

The amount of an IC award is the product of a participant’s seasonal base salary multiplied by the participant’s participation percentage multiplied by the target percentage achieved.

The Incentive Compensation Plan is a material agreement that may be deemed to have been amended by the routine adoption of updated new targets thereunder for the current season.

On February 23, 2006, the Compensation Committee recommended operating P&L amounts as the seasonal Median Targets for the six-month period ending July 29, 2006 under the Incentive Compensation Plan.

Also, the Compensation Committee recommended minimum levels of performance based upon operating P&L amounts lower than the Median Targets and maximum levels of performance based upon operating P&L amounts higher than the Median Targets.

The P&L Targets recommended by the Compensation Committee were approved by the Company’s Board, with Directors who are employed by the Company abstaining from the vote, on February 24, 2006.

The above summary description of the Incentive Compensation Plan is qualified in its entirety by reference to the more complete description contained in the Spring 2006 Incentive Plan Compensation Agreement, which is an exhibit to this Report.

The Named Executive Officers and the range of incentive compensation awards available to each, as a percentage of seasonal base salary, depending on how much operating P&L for the season exceeds the minimum performance thresholds applicable to the participant, are:

Name	Below Minimum Performance Level	At Maximum Performance Level	Spring 2006 Seasonal Base Salary
Raphael Benaroya Chairman, Chief Executive Officer and President	0%	120%	$312,500
George R. Remeta Vice Chairman and Chief Administrative Officer	0%	100%	$269,000
Paul D. McFarren Senior Vice President-Chief Information Officer	0%	60%	$160,000
Kenneth P. Carroll Senior Vice President-General Counsel	0%	80%	$160,000
Jon Grossman Vice President-Finance	0%	50%	$95,000

The ranges of incentive compensation awards available to Messrs. Benaroya, Remeta and Carroll, respectively, set forth in the table above are fixed in their Employment Agreements with the Company, dated September 3, 2004 (the “Employment Agreements”). The Employment Agreements had been recommended by the Compensation Committee and approved by the Board, with Messrs. Benaroya and Remeta abstaining from the vote. The ranges available to Messrs. McFarren and Grossman were recommended by the Compensation Committee on February 23, 2006 and approved by the Board on February 24, 2006.

The actual incentive award is to be determined based solely upon the achievement of those pre-set operating P&L targets. No awards can be paid out under the Incentive Compensation Plan if operating P&L performance does not reach the minimum levels of performance established by the Board except in the case of officers hired during the season, consistent with their hiring packages.

The executive officers of the Company’s subsidiaries also participate in the Incentive Compensation Plan. Management does not believe that the maximum incentive compensation award to any officer of a subsidiary would be material or significant in the context of what the Company’s financial position would be after theoretically having achieved the related maximum levels of operating P&L.

(b) Cost of Living Adjustment Waiver by Mr. Benaroya

Under the Employment Agreements and predecessor contracts, annual base salaries are adjustable for increases in the cost of living (“COLA”). Under the Employment Agreements, annual base salaries for Fiscal 2006 with COLA are approximately $737,000 for Mr. Benaroya, $538,000 for Mr. Remeta and $320,000 for Mr. Carroll. However, Mr. Benaroya intends to draw or defer salary at a total annual rate of only $625,000, while reserving the right to increase his salary prospectively to the base salary payable under the terms of his Employment Agreement. (From Fiscal 1999 through Fiscal 2005, Mr. Benaroya irrevocably waived payment of a total of approximately $676,000 due him under contractual terms for COLA’s in base salary and incentive compensation.)

(c) 2006 Tandem Bonus Plan

On February 23, 2006, the Compensation Committee recommended, and on February 24, 2006, the Board of Directors approved, the Company’s 2006 Tandem Bonus Plan.

The 2006 Tandem Bonus Plan provides for annual awards for successfully completing individual projects assigned to each participant by the Company’s Chief Executive Officer or attaining targeted operational metrics, with the amount of the award to be set off against any incentive compensation earned by the participant under the Incentive Compensation Plan. For the most part, participants are operational support executives rather than those managing profit centers. (No bonus awards under a similar plan were payable with respect to Fiscal 2005.) The foregoing summary description of the 2006 Tandem Bonus Plan is qualified in its entirety by reference to the 2006 Tandem Bonus Plan Agreement, which is an exhibit to this Report.

Messrs. McFarren and Grossman are participants in the 2006 Tandem Bonus Plan. (The other Named Executive Officers, namely, Messrs. Benaroya, Remeta and Carroll, are not eligible to participate.) The maximum bonus award available to each, as a percentage of annual base salary, depending on the degree of completion of his assigned projects is: Mr. McFarren 12% and Mr. Grossman 10%.

(d) Retirement Savings Plans

The Company has a profit-sharing plan qualified under the Internal Revenue Code, the Retirement Savings Plan (the “RSP”), in which all associates who have completed one year of service are eligible to participate. Each participant is entitled to direct that a contribution of 1%, 2% or 3% of his compensation be made under the RSP as a basic contribution that reduces his compensation under the Code. (For Mr. Benaroya, the percentage is applied to his contractual rate of base salary, currently approximately $737,000, regardless of whether he draws or defers a lesser amount.) For each participant who makes a basic contribution, the Company makes a matching cash contribution equal to one-half of the basic contribution, provided, however, that in no event shall the matching contribution for a participant exceed certain maximum limits imposed by governmental regulations applicable to qualified plans. All contributions made by the Company are for the exclusive benefit of participants and vest incrementally after specified years of service with the Company.

The Company also has a nonqualified supplemental retirement plan (the “SRSP”), which is a material agreement. Under the SRSP, the Company makes cash contributions to a separate trust fund equal to the amount of contributions that it otherwise would have made pursuant to the terms of the RSP but which were disallowed by governmental regulations limiting contributions to qualified plans. The Company also makes cash retirement contributions to the trust fund under the SRSP equal to 6% of each participant’s salary and bonus (“Retirement Contributions”), provided, however, that retirement contributions to the SRSP are limited to employees who earn $100,000 per annum or more and who were employed by the Company before 1993. All five Named Executive Officers participate in the SRSP and all are beneficiaries of Retirement Contributions under the SRSP except Mr. McFarren.

On February 23, 2006, the Compensation Committee recommended, and on February 24, 2006, the Board of Directors approved, having the Company make matching and retirement contributions to Raphael Benaroya’s account under the Supplemental Retirement Savings Plan of an amount up to 7.5% of the excess of the seasonal incentive compensation calculated on the basis of his contractual rate of base pay, including cumulative cost of living adjustments, over the seasonal incentive compensation calculated on the basis of the lesser salary actually drawn. The additional contributions commence with the Fall 2005 season. For the Fall 2005 season, the additional contributions will be approximately $5,500.

(e) Severance Pay Agreements

In order to provide reliable formal assurances of severance pay in the event of termination of employment without cause and to give appropriate recognition to those with long tenure, the Company entered into Severance Pay Agreements on September 9, 2004 with Messrs. McFarren and Grossman and with the officers of its subsidiaries. The purpose of the Severance Pay Agreements is to give officers who serve without the protection of employment agreements an incentive to remain in the Company’s employ.

All Severance Pay Agreements provide that, in the event employment is terminated without cause, the officer will receive severance pay equivalent to 26 weeks’ base pay plus an additional week’s pay for each year of service over 10 years with the Company and its predecessor.

On February 23, 2006, the Compensation Committee recommended, and on February 24, 2006, the Board approved, increases in the base pay rate for Mr. McFarren to $320,000 per annum and for Mr. Grossman to $190,000 per annum. Their higher base pay rate increased the benefit payable to them under their Severance Pay Agreements. Increases in the rate of base pay were also approved for certain officers of the Company’s subsidiaries but management does not believe that any individual increase or its effect on severance pay was material or significant.

Item 5.03 Amendments to Articles of Incorporation or By-laws; Change in Fiscal Year.

On February 24, 2006, the Board amended the Company’s By-laws to increase the number of directorships from eight to nine, effective on April 19, 2006, the record date for the Annual Meeting of Stockholders.

Item 8.01 Other Events.

On February 24, 2006, the Company published a press release that is an exhibit to this report with respect to an arrangement with Redcats USA to conduct a test of a catalog using the Company’s AVENUE trade name.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
3	Amended By-laws of Corporation
10.1*	Spring 2006 Incentive Compensation Plan Agreement form
10.2*	2006 Tandem Bonus Plan Agreement form
99	February 24, 2006 press release

______

*A benefit plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: March 1, 2006	UNITED RETAIL GROUP, INC.
(Registrant)

By: /s/GEORGE R. REMETA
George R. Remeta
Chief Administrative Officer

EXHIBIT INDEX

Exhibit No.	Description
3	Amended By-laws of the Corporation
10.1*	Spring 2006 Incentive Compensation Plan Agreement form
10.2*	2006 Tandem Bonus Plan Agreement form
99	February 24, 2006 press release

______

*A benefit plan